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                                                                    EXHIBIT 99.2


                            Trinity Industries, Inc.
                                   John Adams
                                 CONFERENCE CALL
                                  March 6, 2003

         Good morning, this is John Adams and I will give you an update on our debt and financing needs. This past year was an active and productive year of financing for the company. In February '02 we completed a $170 million Equipment Trust Receipt financing for our leasing company. The purpose of this was to align our debt with our leasing subsidiary, as much of our general corporate debt had been incurred to invest in our leasing portfolio.

         Then in June we finalized our JPMorgan lead $425 million, 3 year bank, 5 year Institutional Corporate credit. Later in June, we closed our $200 million leasing warehouse or interim facility with Credit Suisse First Boston & Wachovia.

         Our principal other related debt is our off balance sheet Special Purpose Entity debt of $142 million. This facility was done for our leasing company and is secured by leased railcars.

         The purpose of doing these financings was again to more properly align our debt with our leasing company assets and to provide the company financing flexibility. Approximately 60% of our debt at 12/31/02 was related to our leasing company. If we decided to mortgage or finance our other remaining unencumbered leased cars, then this percentage would increase to 80%.


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         As we look at the remainder of this year, it is our intention to fund long term the previously mentioned $200 million warehouse or interim lease car financing this summer and then renew the warehouse facility again for another year. We have been given every indication this will not be a problem. Assuming this, the company's required amortization for '03 is $4.3 million; in '04, $2.1 million; and in '05, $90 million. This '05 number assumes that the portion of our Revolving Credit outstanding as of 12/31/02 of $43 million will come due and be paid then. In fact, it is likely we will be borrowing little of our $275 million Revolver Debt by 3/31/03.

         As you may know, S&P earlier this year downgraded us to BB stable. Moody's has us at Ba1 negative outlook. If Moody's was to downgrade us, that would impact our interest expense $500 thousand. While, hopefully, no further downgrades would occur; if they did, our interest expense would not increase further per the definition of the loan agreements we have in place.

         We did a good job restructuring our debt this past year, which leaves us with a comfortable amortization schedule and a lot of financing flexibility. Hopefully this gives you a better feel for our debt position.

         Jim Ivy will now review our financials for the quarter and the year.